Exhibit 99.1


                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700
                                                         Fax:  215-619-7841

Contacts:
Ian Harvie of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253

                              FOR IMMEDIATE RELEASE

C&D TECHNOLOGIES NAMES NEIL E. DANIELS VICE PRESIDENT, CORPORATE CONTROLLER AND TREASURER BLUE BELL, Pa.--October 16, 2006--C&D Technologies, Inc. (NYSE: CHP -
News), a leading global producer and marketer of electrical power storage and conversion products used in telecommunications, industrial and motive applications, announced that Neil E. Daniels has been named Vice President, Corporate Controller and Treasurer.

Prior to joining C&D, Mr. Daniels held various positions with IKON Office Solutions, the most recent being Vice President Operations, Finance. Prior to IKON, Neil was employed as Assistant Global Controller with Quaker Chemical Corporation.

Neil brings a background of over 16 years in the Finance sector and in his role will be responsible for working with both of C&D's divisions in handling all facets of today's complex finance and risk management areas that C&D is faced with.

Forward-looking  Statements:
This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2006, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein. SOURCE C&D Technologies, Inc.
                                      # # #
About C&D Technologies:
C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), motive (material handling), telecommunications, and uninterruptible power supply (UPS) markets, as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. Through our Power Electronics Division, we manufacture and market custom, standard and modified-standard electronic power supply systems, including DC to DC converters, for large OEMs of telecommunications and networking equipment, as well as office and industrial equipment. The division also manufactures power conversion products sold into military and CATV applications as well as digital panel meters and data acquisition components. C&D Technologies' unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.
C&D(R) is a registered trademark of C&D Technologies, Inc.